Exhibit 10.3

CELANESE CORPORATION
2004 STOCK INCENTIVE PLAN

SIGN-ON RESTRICTED STOCK UNIT AWARD AGREEMENT

THIS AWARD AGREEMENT is made effective as of July 23, 2008 (the “Date of Grant”), between Celanese Corporation (the “Company”) and Michael L. Summers (the “Participant”).

R E C I T A L S:

WHEREAS, the Company has adopted the Plan (as defined below), the terms of which are hereby incorporated by reference and made a part of this Award Agreement; and

WHEREAS, the Compensation Committee (the “Committee”) has determined that it would be in the best interests of the Company and its stockholders to grant to the Participant a Sign-on Restricted Stock Unit Award, subject to the terms set forth herein, which award shall constitute an “Other Stock-Based Award” pursuant to Section 8 of the Plan;

NOW, THEREFORE, in consideration of the mutual covenants hereinafter set forth, the parties agree as follows:

1.  Definitions.   Whenever the following terms are used in this Agreement, they shall have the meanings set forth below. Capitalized terms not otherwise defined herein shall have the same meanings as in the Plan.

(a) “Cause” shall mean (i) your willful failure to perform your duties hereunder (other than as a result of total or partial incapacity due to physical or mental illness) for a period of thirty (30) days following written notice by the Company to you of such failure; (ii) conviction of, or a plea of nolo contendere to, (x) a felony under the laws of the United States or any state thereof or any similar criminal act in a jurisdiction outside the United States or (y) a crime involving moral turpitude; (iii) your willful malfeasance or willful misconduct which is demonstrably injurious to the Company; (iv) any act of fraud by you; (v) any material violation of the Company’s code of conduct; (vi) any material violation of the Company’s policies concerning harassment or discrimination; (vii) your conduct that causes material harm to the business reputation of the Company; or (viii) your breach of the Confidentiality and Non-Compete Covenants.

(b) “Good Reason” shall mean any of the following conditions which occurs without your consent: (i) a material diminution in your base salary or annual bonus opportunity; (ii) a material diminution in your authority, duties or responsibilities (including status, offices, title and reporting requirements); (iii) a material change in the geographic location at which you must perform your duties; (iv) the failure of the Company to pay compensation or benefits when due;, or (v) any other action or inaction that constitutes a material breach by the Company of this letter agreement. The conditions described above will not constitute “Good Reason” unless you provide written notice to the Company of the existence of the condition described above within ninety (90) days after the initial existence of such condition. In addition, the conditions described above will not constitute “Good Reason” unless the Company fails to remedy the condition within a period of thirty (30) days after receipt of the notice described in the preceding sentence. If the Company fails to remedy the condition within the period referred to in the preceding sentence, you may terminate your employment with the Company for “Good reason” within the next thirty (30) days following the expiration of the cure period.

(c) “Performance Target” shall mean progress towards, or achievement of, as determined in the sole discretion of the Chief Executive Officer of the Company, the following objectives:

(i) The implementation of the new HR global information system;

(ii) The establishment of a world class HR team;

(iii) The development and execution of a plan to bring the Company’s HR function to world class performance standards.

(d) “Plan” shall mean the Celanese Corporation 2004 Stock Incentive Plan, as amended from time to time.

(e) “Total Disability” shall be determined by regulation of the Committee from time to time in its sole discretion.

2.  Grant of Restricted Stock Units.   The Company hereby grants to the Participant, subject to adjustment as set forth in the Plan, (i) 21,000 time-vesting Restricted Stock Units (the “Time RSUs”) and (ii) 9,000 performance-vesting Restricted Stock Units (the “Performance RSUs” and together with the Time RSUs, the “RSUs”). The RSUs shall be subject to the terms and conditions set forth herein.

3.  Vesting of Restricted Stock Units.

(a) General.

(i) Subject to Sections 3(b) and 3(c) below, and subject to the Participant’s continued Employment with the Company and its Affiliates, fifty percent (50%) of the Time RSUs granted pursuant to this Agreement shall vest on each of June 5, 2009 and June 7, 2010 (each such date being referred to as a “Vesting Date”). Each period between the Date of Grant and a Vesting Date shall be referred to herein as a “Vesting Period.”

(ii) Subject to Sections 3(b) and 3(c) below, and subject to the Participant’s continued Employment with the Company and its Affiliates, up to fifty percent (50%) of the Performance RSUs granted pursuant to this Agreement shall vest on each Vesting Date to the extent that the Performance Target for such Performance RSU is achieved for the vesting period ending on such Vesting Date.

(b) Change in Control.   Upon the occurrence of a Change in Control, RSUs, to the extent not previously canceled, shall become fully vested.

(c) Termination of Employment.

(i) General.   Except as provided in paragraph (ii) below, if the Participant’s Employment with the Company and its Affiliates terminates for any reason, the RSUs, to the extent not then vested, shall be immediately canceled by the Company without consideration.

(ii) In the event that at any time prior to the date where the RSUs covered by this Agreement shall become fully vested (100%) as outlined in paragraph 3(a) above, the Participant’s Employment is terminated (x) by the Company without Cause, (y) by the Participant with Good Reason, or (z) due to the Participant’s death or Total Disability, then:

(1)  all Time RSUs shall become immediately and unconditionally vested; and

(2)  the number of Performance RSUs which become vested (rounded up to the nearest number of whole shares) with respect to each incomplete Vesting Period on such termination date shall be equal to the product of (1) the number of Performance RSUs granted hereunder, as adjusted if applicable, multiplied by (2) a fraction the numerator of which is the number of full months during any such Vesting Period through and including the date of termination and the denominator of which is the number of full months in each respective Vesting Period.

The RSUs that vest under this paragraph 3(c)(ii) shall be issued as soon as practicable, but in no event later than 2 1/2 months after the end of the calendar year in which the Participant’s employment with the Company is terminated; and

(iii) upon determination of the number of vested RSUs pursuant to clause (ii) above, all remaining RSUs shall be canceled without consideration.

4.  Settlement of RSUs.   As soon as practicable following each Vesting Date (but in no event later than 2 1/2 months after the Vesting Date, or, in the event of a Change in Control, immediately prior to the occurrence of such Change in Control), the Company shall deliver to the Participant, in complete settlement of all vested RSUs, a number of Shares equal to the number of vested RSUs determined hereunder that have not previously been settled.

5.  No Right to Continued Employment.   Neither the Plan nor this Award Agreement shall be construed as giving the Participant the right to be retained in Employment. Further, the Company or its Affiliate may at any time terminate the Participant’s Employment, free from any liability or any claim under the Plan or this Award Agreement, except as otherwise expressly provided herein.

6.  Legend on Certificates.   The certificates representing the Shares issued in respect of the RSUs shall be subject to such stop transfer orders and other restrictions as the Committee may determine is required by the rules, regulations, and other requirements of the Securities and Exchange Commission, any stock exchange upon which such Shares are listed, any applicable federal or state laws and the Company’s Certificate of Incorporation and Bylaws, and the Committee may cause a legend or legends to be put on any such certificates to make appropriate reference to such restrictions.

7.  Transferability.   An RSU may not be assigned, alienated, pledged, attached, sold or otherwise transferred or encumbered by the Participant otherwise than by will or by the laws of descent and distribution, and any such purported assignment, alienation, pledge, attachment, sale, transfer or encumbrance shall be void and unenforceable against the Company or any Affiliate; provided that the designation of a beneficiary shall not constitute an assignment, alienation, pledge, attachment, sale, transfer or encumbrance.

8.  Taxes.   The Company shall be entitled to require, as a condition of delivery of the Shares in settlement of the RSUs, that the Participant agree to remit and when due an amount in cash sufficient to satisfy all current or estimated future federal, state and local withholding, and other taxes relating thereto. The Participant may be required to pay to the Company or its Affiliate and the Company or its Affiliate shall have the right and is hereby authorized to withhold from any payment due or transfer made with respect to the RSUs or from any compensation or other amount owing to a Participant the amount (in cash, Shares, other securities, other Awards or other property) of any applicable withholding taxes in respect of the vesting and or settlement of RSUs (including withholding of Shares otherwise deliverable in settlement of RSUs) and to take such action as may be necessary in the discretion of the Company to satisfy all obligations for the payment of such taxes.

9.  Securities Laws.   Upon the acquisition of any Shares pursuant to the vesting of the RSUs, the Participant will make or enter into such written representations, warranties and agreements as the Committee may reasonably request in order to comply with applicable securities laws or with this Award Agreement.

10.  Notices.   Any notice under this Award Agreement shall be addressed to the Company in care of its General Counsel, addressed to the principal executive office of the Company and to the Participant at the address last appearing in the personnel records of the Company for the Participant or to either party at such other address as either party hereto may hereafter designate in writing to the other. Any such notice shall be deemed effective upon receipt thereof by the addressee.

11.  Governing Law.   This Award Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to the conflicts of laws provisions thereof.

12.  Restricted Stock Units Subject to Plan.   By entering into this Award Agreement the Participant agrees and acknowledges that the Participant has received and read a copy of the Plan. The RSUs and the Shares issued upon vesting thereof are subject to the Plan, which is hereby incorporated by reference. In the event of a conflict between any term or provision contained herein and a term or provision of the Plan, the applicable terms and provisions of the Plan shall govern and prevail.

13.  Signature in Counterparts.   This Award Agreement may be signed in counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

14.  Validity of Agreement.  This Award Agreement shall be valid, binding and effective upon the Company on the Date of Grant. However, the RSUs contained in this Award Agreement shall be forfeited by the Participant and this Award Agreement shall have no force and effect if it is not duly executed (as outlined in Section 13) by the Participant within sixty (60) days of the Date of Grant.

This Sign-on Restricted Stock Unit Award Agreement dated July 23, 2008 has been delivered to Participant pursuant to such action approved by the Committee on the Grant Date and can be accepted only by the signature of the Participant and timely delivery thereof to the Company in accordance with the terms of this Agreement.

IN WITNESS WHEREOF, this Award Agreement has been executed and delivered by the parties hereto.

CELANESE CORPORATION

By:	/s/ David N. Weidman
Name:     David N. Weidman

Title:	Chairman and Chief Executive Officer

Date: August 1, 2008

ACCEPTED AND AGREED:                                            PARTICIPANT

By:	/s/ Michael L. Summers
Name:     Michael L. Summers
Employee ID: [Redacted]

Date: August 12, 2008

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